UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2020

Harpoon Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38800	47-3458693
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 Oyster Point Blvd, Suite 300 South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

(650) 443-7400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	HARP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon recommendations of the Nominating and Corporate Governance Committee, the board of directors (the “Board”) of Harpoon Therapeutics, Inc., a Delaware corporation (the “Company”), increased the size of the Board to ten members from eight and on March 28, 2020 appointed Andrew R. Robbins, and on March 29, 2020 appointed Dr. Joseph S. Bailes, to fill the newly created vacancies, with Mr. Robbins to serve as a Class I director until the Company’s 2020 annual meeting of stockholders, and with Dr. Bailes to serve as a Class II director until the Company’s 2021 annual meeting of stockholders, in each case until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. Neither Mr. Robbins nor Dr. Bailes was selected by the Board to serve as a director pursuant to any arrangement or understanding with any person, and neither will initially serve on any committees of the Board.

Mr. Robbins, age 44, served as Chief Operating Officer at Array BioPharma Inc., a pharmaceutical company, from March 2015 through its acquisition by Pfizer Inc., a pharmaceutical company, in July 2019, after serving as its Senior Vice President, Commercial Operations from July 2012 to March 2015. From January 2007 to July 2012, Mr. Robbins held management positions at Hospira, Inc., a pharmaceutical and medical device company, including General Manager and Vice President of the U.S. Alternate Site business unit and Vice President of Corporate Development. Prior to Hospira, Mr. Robbins held commercial and leadership positions within Pfizer’s oncology unit. Mr. Robbins holds a B.A. from Swarthmore College and an M.B.A. from the Kellogg School of Management at Northwestern University.

Dr. Bailes, age 63, is a medical oncologist with experience in clinical practice, legislation, public policy and advocacy and has served as an industry consultant for the past decade. Industry companies with which Dr. Bailes has consulted include Kite Pharma, Inc. (a subsidiary of Gilead Sciences, Inc.), Eli Lilly and Company, G1 Therapeutics, Inc., and Telik, Inc. In addition, Dr. Bailes previously served in various executive leadership roles at the American Society of Clinical Oncology (ASCO) until 2010, including as President, Interim Executive Vice President, Chief Executive Officer, Chair of the Clinical Research Committee and Chair of the Government Relations Council. In addition, Dr. Bailes has many years of oncology practice experience in private sector as a former partner at Texas Oncology, P.A., an oncology practice group, and as a founding member of, and the President of Research overseeing clinical trials and drug development activities at Physician Reliance Network, LLC, a health care company and corporate predecessor of US Oncology, Inc., where he then served as Executive Vice President of Clinical Affairs. Dr. Bailes holds a B.A. from the University of Texas at Austin and an M.D. from the University of Texas Southwestern Medical School, Dallas. Dr. Bailes completed his internship and residency at the Parkland Memorial Hospital in Dallas and his Medical Oncology/Hematology Fellowship at the University of Texas Health Science Center in San Antonio, where he also served as a Clinical Assistant Professor.

The Board has determined that each of Mr. Robbins and Dr. Bailes qualifies as an independent director under the independence requirements set forth under Rule 5605(a)(2) of the Nasdaq Rules and listing standards. Additionally, there are no transactions involving the Company and either Mr. Robbins or Dr. Bailes that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Pursuant to and subject to the terms of the Company’s current non-employee director compensation policy, a copy of which is incorporated by reference as Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020 (the “Form 10-K”), each of Mr. Robbins and Dr. Bailes will receive an annual cash retainer of $35,000 (pro-rated for 2020). In addition, pursuant to the automatic grant program of the Company’s 2019 Equity Incentive Plan, each of Mr. Robbins and Dr. Bailes was granted an initial stock option to purchase 20,335 shares of the Company’s common stock at an exercise price of $11.78, the closing price of our common stock on the Nasdaq Stock Market on March 30, 2020, the date of grant. The stock options will vest in a series of three equal annual installments measured from the date of grant, subject to continued service through each vesting date, and a term of 10 years, subject to earlier termination upon cessation of continuous service.

In connection with their respective appointments to the Board, the Company will enter into its standard indemnification agreement with each of Mr. Robbins and Dr. Bailes, the form of which is incorporated by reference from Exhibit 10.1 to the Company’s Form 10-K. Under the circumstances and to the extent provided for therein, the Company will indemnify each director to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by him as a result of either of him being made a party to certain actions, suits, investigations and other proceedings by reason of the fact that he is or was a director of the Company, or a director, officer, employee, agent or fiduciary of any other entity at the request of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARPOON THERAPEUTICS, INC.

By:	/s/ Gerald McMahon, Ph.D.
Gerald McMahon, Ph.D. President and Chief Executive Officer

Dated: April 1, 2020

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